EX-99.B-77Q1(e)

SUB-ITEM 77Q1(e): New or amended Registrant investment advisory contracts.

INVESTED PORTFOLIOS

Investment Management Agreement between InvestEd Portfolios and Ivy Investment Management Company on behalf of each of the Portfolios in the Trust, dated October 1, 2016, was filed with the Securities and Exchange Commission by EDGAR on April 28, 2017, in Post-Effective Amendment No. 27 to the Registration Statement on Form N-1A, and is incorporated by reference herein.